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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our reports dated October 15, 1997 on the financial statements of the following businesses included in or made a part of this registration statement: Integrated Electrical Services, Inc.; BW Consolidated, Inc. and Subsidiaries; Houston-Stafford Electric, Inc. and Consolidated Entity; Mills Electrical Contractors, Inc. and Subsidiary; Muth Electric, Inc.; Amber Electric, Inc.; Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast, Inc.; Pollock Electric Inc.; Thurman & O'Connell Corporation; Haymaker Electric, Ltd.; and Summit Electric of Texas, Inc.; and to all references to our firm included in this registration statement.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 24, 1997